 DEPOSITARY’S NOTICE
CONCERNING PROPOSED SPIN-OFF, CAPITAL REDUCTION
AND MERGER

TO THE HOLDERS AND BENEFICIAL OWNERS OF
RULE 144A AND INTERNATIONAL GLOBAL DEPOSITARY SHARES (“GDSs”)
REPRESENTING THE DEPOSITED SECURITIES.

ISSUING COMPANY:	Asustek Computer, Inc., a company (“Company”) organized and existing under the laws of Taiwan, Republic of China (“ROC” / “Taiwan”).
DEPOSITARY:	CITIBANK, N.A. (“Depositary”).
DEPOSIT AGREEMENT:
Deposit Agreement, dated as of May 30, 1997, by and among the Company, the Depositary, and the Holders (“Holders”) and Beneficial Owners (“Beneficial Owners”) from time to time of Global Depositary Receipts (“GDRs”) issued thereunder to evidence the outstanding GDSs, as amended by Amendment No. 1 to Deposit Agreement, dated as of December 21, 2007 (as so amended, the “Deposit Agreement”).

DEPOSITED SECURITIES:	Shares of Common Stock, nominal value NT$10.00 per Share, of the Company (“Common Shares”).
RULE 144A GDS CUSIP NO:	04648R407
RULE 144A GDS TICKER:	ASKGLI
INTERNATIONAL GDS CUSIP NO:	04648R308
INTERNATIONAL GDS TICKER:	AKCIF
GDS to SHARES RATIO:	1 GDS: 5 Common Shares.

           THE SPIN-OFF, CAPITAL REDUCTION AND MERGER DESCRIBED HEREIN INVOLVE THE SECURITIES OF FOREIGN COMPANIES AND ARE SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES.  FINANCIAL STATEMENTS AND OTHER FINANCIAL OR ACCOUNTING DATA REFERRED TO IN, OR ENCLOSED WITH, THIS NOTICE, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH, FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THOSE ACCEPTED IN THE UNITED STATES.

           IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE EACH OF THE COMPANY, PEGATRON CORPORATION AND PEGATRON INTERNATIONAL INVESTMENT COMPANY, LTD. IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF THEIR OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT.

Please read this Depositary’s Notice with great care as the Spin-off, Capital Reduction and Merger are subject to significant Taiwanese regulatory uncertainty and Taiwanese withholding tax.  There can be no assurance at this time that the Depositary will be able to sell the Pegatron Corporation common shares or, if the Depositary is able to sell such shares, of the manner in which the Depositary will be able to distribute the net proceeds of the sale of the Pegatron Corporation common shares to the Holders and Beneficial Owners of GDSs, nor that the Pegatron Corporation common shares will be listed on the Taiwan Stock Exchange.

___________________________________

Reference is made to the following documents that were distributed to Holders and Beneficial Owners of GDSs:

•	Depositary’s Notice of Dissent and Appraisal Rights, dated December 21, 2009, and the English translations of the following documents enclosed therewith:

•	Spin-off Plan

•	CPA Fairness Opinion

•	Condensed Unconsolidated Balance Sheet and Statements of Income for and as of the end of 4Q 2008, 1Q 2009, 2Q 2009 and 3Q 2009 of Pegatron Corporation (“Pegatron”)

•	Condensed Consolidated Balance Sheet and Statements of Income for and as of the end of 4Q 2008 and 2Q 2009 of Pegatron

•	Letter to Shareholders

•	Q&A regarding the Spin-off and Capital Reduction

•	Depositary’s Notice of Shareholders’ Meeting of Asustek Computer Inc., dated January 14, 2010, and the English translations of the following documents enclosed therewith:

•	Notice of Meeting from the Company which includes the agenda for such Meeting

•	Revised Spin-off Plan, dated January 1, 2010

•	CPA Fairness Opinion with respect to the Spin-Off, dated December 30, 2009

•	Merger Agreement, dated January 1, 2010

•	CPA Fairness Opinion with respect to the Merger, dated December 30, 2009

English translations of documents relevant to the Spin-off, Capital Reduction and Merger were filed by the Company with the U.S. Securities and Exchange Commission under cover of Form CB (File No. 005-85134) and may be retrieved from the SEC’s website (www.sec.gov).

Statements and information issued or provided by the Company from time to time in respect of the Spin-off, Capital Reduction and Merger are posted in Chinese on the Market Observation Post System (M.O.P.S.) of the Taiwan Stock Exchange at http://newsmops.twse.com.tw and in Chinese and English on the Company’s website at http://tw.asus.com/investor.aspx (Chinese) and at http://asus.com/investor.aspx (English).

Further statements and information that may be issued or provided by the Company in respect of the Spin-off, Capital Reduction and Merger will be posted by the Company in Chinese and English on (i) the M.O.P.S. at http://emops.twse.com.tw/emops_all.htm (English) and at http://newmops.twse.com.tw (Chinese), and (ii) the Company’s website at http://www.asus.com/investor.aspx (English), and at http://tw.asus.com/investor.aspx (Chinese).

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THE INFORMATION CONTAINED HEREIN AND IN ANY DOCUMENTS ENCLOSED HEREWITH, IN EACH CASE WITH RESPECT TO THE SPIN-OFF, THE CAPITAL REDUCTION AND THE MERGER, HAS BEEN PROVIDED BY THE COMPANY.  CITIBANK, N.A. IS FORWARDING THIS INFORMATION TO HOLDERS AND BENEFICIAL OWNERS OF GDSs ONLY IN ITS CAPACITY AS DEPOSITARY AND IN ACCORDANCE WITH THE TERMS OF THE DEPOSIT AGREEMENT.  CITIBANK, N.A. DISCLAIMS ANY RESPONSIBILITY AS TO THE ACCURACY OF SUCH INFORMATION AND DOES NOT, AND SHOULD NOT BE DEEMED TO, EXPRESS ANY OPINION IN RESPECT OF THE SPIN-OFF, THE CAPITAL REDUCTION OR THE MERGER.

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Notice to GDS Holders

If you do not wish to be subject to the limitations that are (or may be) applicable to GDS Holders and Beneficial Owners in respect of the Spin-off, the Capital Reduction and the Merger under the terms of the Deposit Agreement or ROC law, please take all actions necessary to cancel your GDSs and take possession of and/or sell the corresponding Company’s Common Shares in Taiwan (including, without limitation, obtaining the applicable regulatory approvals in Taiwan) prior to commencement of book closure period for the Company’s Common Shares before the record date for the Spin-off and the Capital Reduction (which is set at May 20, 2010), and, if you wish to sell the corresponding Company’s Common Shares, prior to commencement of trading suspension period for the Company’s Common Shares before the record date for the Spin-off and Capital Reduction (which is set at May 18, 2010).

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The Company has informed the Depositary that, at the Company’s Shareholders’ Meeting held on February 9, 2010, the Company’s Shareholders approved the following transactions:

(i)
the transfer of the Company’s original design manufacturer business (i.e., the Company’s long term equity investment in Pegatron) to the Company’s wholly owned subsidiary, Pegatron International Investment Company, Ltd. (“Pegatron International”), by way of spin-off (the “Spin-off”) in accordance with ROC Mergers and Acquisition Law (“M&A Law”) and in exchange for (a) 571,513,484 new common shares to be issued by Pegatron International to the Company (which will represent 25% of Pegatron International’s paid-in capital after the Spin-off), and (b) 1,714,540,451 new common shares to be issued by Pegatron International to all shareholders of the Company on a pro rata basis (which will represent 75% of Pegatron International’s paid-in capital after the Spin-off and every 1,000 of the Common Shares of the Company will be exchanged for approximately 403.7274 common shares of Pegatron International), and

(ii)	a capital reduction of NT$36,097,608,610 by cancellation of 3,609,760,861 Common Shares of the Company, at a capital reduction ratio of approximately 85% (the “Capital Reduction”).

The Company has informed the Depositary that each of the Boards of Directors of Pegatron and Pegatron International approved, at separate meetings held on January 17, 2010, the merger of Pegatron and Pegatron International and the concurrent exchange of Pegatron International common shares for Pegatron common shares (the “Merger”).

The Company further informed the Depositary that, in order to accommodate certain technical requirements of Taiwanese law applicable to the listing of Pegatron’s common shares on the Taiwan Stock Exchange (“TSE”) after completion of the Spin-off, Capital Reduction and Merger, on April 12, 2010 its Board of Directors amended certain technical aspects of the Spin-off (which do not in any way modify the economic terms of the Spin-off, Capital Reduction and Merger for the Company’s shareholders) and fixed the following relevant dates for the Spin-off and Capital Reduction:

•	The record date in Taiwan for the Spin-off and Capital Reduction for the holders of the Company’s Common Shares will be June 1, 2010

•	The trading suspension date in Taiwan for the Company’s Common Shares will be from May 18, 2010 to June 23, 2010

•	The closed book period in Taiwan for the Company’s Common Shares will be from May 20, 2010 to June 23, 2010.

 The Company has also informed the Depositary that the issuance of common shares by Pegatron as consideration in the Merger to the shareholders of Pegatron International (which are also holders of the Company’s Common Shares) is subject to approval by the ROC Financial Supervisory Commission (“FSC”).  The effective date for the Merger in Taiwan will be fixed only after Pegatron obtains FSC approval for the Merger and is provisionally set at June 10, 2010.

Regulatory Uncertainty in Taiwan.

The Company has informed the Depositary that the common shares of Pegatron are not currently listed on any stock exchange in Taiwan.  There can not be any assurances that Pegatron will become a listed company in Taiwan although Pegatron intends to make the necessary applications to list its common shares on the TSE and to obtain a listing of its common shares at the same date as the relisting of the Company’s Common Shares.  Unless Pegatron obtains the listing approval from the TSE, no application can be made to the FSC and the Central Bank of China (“CBC”) for approval to establish a GDR program in respect of the Pegatron common shares.  The Company has also informed the Depositary that the applicable regulations in Taiwan are in the process of being amended to permit Pegatron to file the requisite applications with the FSC and the CBC for approval to sponsor the establishment of a GDR program for its common shares after it receives approval for the listing of its common shares on the TSE and that the FSC approval of such application by Pegatron may be contingent on the listing of Pegatron GDRs on an exchange outside of Taiwan. There can not be any assurance that Pegatron will be able to secure the approval of any application to sponsor the establishment of a GDR program for its common shares even if its common shares are listed on the TSE.  In addition, there can be no assurance that Pegatron will be able to list its GDRs on an exchange outside Taiwan even if Pagatron obtains approval from the FSC and the CBC to establish a GDR program.

In addition, the Company has informed the Depositary that under current ROC law the Depositary or its nominee is not permitted to sell Pegatron International common shares or Pegatron common shares on your behalf absent a regulatory approval from the FSC, the TSE  and/or the Investment Commission of the Economic Affairs (“IC”).  The Company is presently in the process of discussing these matters with the relevant regulators but neither the Company nor the Depositary is able to predict if such approval will be obtained or, if such approval is obtained, upon what terms.  Thus, there can not be any assurances that the Depositary or its nominee would be able to sell Pegatron common shares received in the Merger on your behalf after the Merger regardless of whether Pegatron will be permitted to be listed on the TSE or not.  If the Depositary or its nominee is not permitted under ROC law to sell the Pegatron common shares received on your behalf as a result of the Merger, the Depositary will not be in a position to distribute any sale proceeds to Holders of the GDSs entitled thereto.

As a result of the regulatory uncertainty described in the preceding paragraphs, neither the Company nor the Depositary is able to predict if, or the manner in which, sale proceeds of the Pegatron common shares would be distributed to the Holders of GDSs.

In the event that (i) the Pegatron common shares are listed on a stock exchange in Taiwan and (ii) the necessary regulatory approvals are obtained in Taiwan for the establishment of GDR programs in respect of the Pegatron common shares, and (iii) all conditions associated with such regulatory approval are satisfied, in each case, on or before the expiration of three months after the effective date (record date) of the Merger (the “Three Month Deadline”), the Pegatron common shares may be distributed to Holders of GDSs entitled thereto in the form of Rule 144A Global Depositary Shares (to GDS holders who certify they are “Qualified Institutional Buyers” (QIBs), within the meaning given to such term in Rule 144A) and in the form of International GDSs (to Holders of GDSs who certify they are persons other than “U.S. Persons” and located outside the “U.S.”, within the meaning given to such terms in Regulation S).  There can be no assurances that the Pegatron common shares will be listed or that the regulatory approvals to establish these GDR programs will be obtained, or that the conditions associated with such regulatory approval will be satisfied, in each case, at any time or before the Three Month Deadline.

In the event that (i) the Pegatron common shares are listed on an exchange in Taiwan but (ii) the necessary regulatory approvals are not obtained in Taiwan for the establishment of GDR programs in respect of the Pegatron common shares or (iii) all conditions associated with such regulatory approval are not satisfied, in each case, on or before the Three Month Deadline, the Depositary, if permitted under ROC law, will, after the Three Month Deadline, attempt to sell the Pegatron common shares on the applicable exchange in Taiwan and distribute the net cash proceeds (after deduction of applicable fees, taxes and expenses), to holders of GDRs entitled thereto, upon the terms and subject to the conditions of the Deposit Agreement.  Please note that, before the earlier of (i) Pegatron’s listing and establishment of GDR program in respect of the Pegatron common shares, or (ii) the Three Month Deadline, holders of the GDSs may not be able to withdraw and sell the common shares of Pegatron.

In the event that the Pegatron common shares are not listed on a stock exchange in Taiwan (and consequently no GDR programs can be established in respect of the Pegatron common shares), on or before the Three Month Deadline, the Depositary will, to the extent not prohibited by ROC law, attempt to sell the Pegatron common shares in the over-the-counter market or otherwise (subject to market conditions) and distribute the net cash proceeds (after deduction of applicable fees, taxes and expenses), to holders of GDRs entitled thereto upon the terms and subject to the conditions of the Deposit Agreement.

There can be no assurances that the Depositary will be permitted under ROC law to sell the Pegatron common shares or at what price Pegatron common shares would be sold, or to convert the net sale proceeds from such sale into U.S. Dollars and distribute the net cash proceeds to GDR holders entitled thereto.

Please note that, under ROC law (as currently in effect), (i) as a precondition for a non-ROC person to becoming a holder of the Pegatron common shares, if Pegatron common shares are listed on a stock exchange in Taiwan, you would need to obtain a Foreign Investor Investment I.D. under the ROC Regulations Governing Securities Investment by Overseas Chinese and Foreign Nationals and open a Taiwan Depository & Clearing Corporation account, and (ii) as a precondition for a non-ROC person to becoming a holder of the Pegatron common shares, if Pegatron common shares are not listed on a stock exchange in Taiwan, you would need to obtain an approval from the IC.

Taiwanese Withholding Tax.

The Company has informed the Depositary that, to the extent the value of the new common shares to be issued by Pegatron International to the Company's shareholders (equal to 75% of the book value of the Company's long-term investment in Pegatron as of the record date of the Spin-off and Capital Reduction) exceeds the sum of the decreases in the Company's capital stock and additional paid-in capital as a result of the Capital Reduction, such excess amount will, under ROC law as currently in effect, be deemed a distribution of part of the Company's retained earnings to its shareholders. As a result of such distribution, each of the Company's non-Taiwanese shareholders will, as a condition to receiving the Pegatron common shares in the Merger, be required to pay a Taiwanese withholding tax equal in amount to 20% of the proportionate amount of such part of the Company's retained earnings (based on the Company's June 1, 2010 financial statements) deemed distributed by means of the issuance and delivery of Pegatron International common shares in the Spin-off and Capital Reduction that is scheduled to occur prior to the Merger.

The Company has informed the Depositary that, on a pro forma basis (based on the Company's December 31, 2009 financial statements), the Taiwanese withholding tax payable by non-Taiwanese holders of the Company's Common Shares in respect of the Spin-off and the Capital Reduction would be NT$382.20 (namely 20% x NT$1,911.00) for every 1,000 Common Shares of the Company held. This Taiwanese withholding tax is applicable to the Company's Common Shares represented by GDSs and, as a result, the Depositary intends to charge each of the Holders and Beneficial Owners as of the applicable GDR record date an amount in U.S. dollars necessary to satisfy the Taiwanese withholding tax applicable to the issuance of the Pegatron International common shares in the Spin-off and Capital Reduction that is scheduled to occur prior to the Merger (based on that part of the Company's retained earnings as of June 1, 2010 deemed distributed), upon the terms and subject to the conditions of the Deposit Agreement.

Please note that the corporate actions or procedures required for the Spin-off, Capital Reduction and Merger described above are based on the applicable ROC laws and regulations as currently in effect.  There can be no assurance that such corporate actions or procedures described above will still be applicable in the future.

If you have any questions about the above, please call 1-800-308-7887.

Citibank, N.A., as Depositary

April 12, 2010